UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 or 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): May 17, 2018

CSG SYSTEMS INTERNATIONAL, INC.

(Exact name of registrant as specified in its charter)

Delaware	0-27512	47-0783182
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
6175 S. Willow Drive, Greenwood Village, CO		80111
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (303) 200-2000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01.	Entry into a Material Definitive Agreement.

On May 17, 2018, CSG Systems International, Inc.’s (“CSG” or the “Company”) Board of Directors named Rolland B. Johns, CSG’s current Chief Accounting Officer, Executive Vice President and Chief Financial Officer.  Mr. Johns will also continue to serve as the Company’s Chief Accounting Officer.  In conjunction with Mr. Johns’ appointment, CSG and Mr. Johns entered into an Employment Agreement (the “Agreement”) dated May 17, 2018.  A brief description of the material terms and conditions of the employment agreement with Mr. Johns are as follows:

•

Mr. Johns will receive a base salary at an annual rate of $400,000, and for each subsequent calendar year, Mr. Johns will receive an annual amount which will not be less than the annual amount in effect on December 31 of the immediately preceding calendar year.

•

The Compensation Committee of the Board will establish an incentive bonus program for Mr. Johns for 2018 in which Mr. Johns shall have the opportunity to earn an incentive bonus of not less than 75% of his annual base salary, if the agreed upon objectives for the calendar year are fully achieved.

•	Key termination provisions under the Agreement are summarized as follows:
o

If employment is terminated due to death or disability, Mr. Johns (or his estate as the case may be) will be entitled to receive his base salary accrued through the date of his termination and a pro rata portion of his annual incentive bonus for the calendar year in which the termination occurs.

o	If employment is terminated for cause (as defined), Mr. Johns will be entitled to receive his base salary accrued through the effective date of such termination.
o

If employment is terminated without cause (as defined) prior to a change in control of CSG, Mr. Johns will be entitled to receive an amount equal to an average of his annual compensation over the three previous years of employment with CSG.

o

If employment is terminated without cause (as defined) after a change in control of CSG, Mr. Johns will be entitled to receive accrued benefits earned, a combination of cash and vesting of unvested restricted stock, subject to limitation, as prescribed in his employment agreement, and continued coverage under the group insurance benefits for two years.

o

Mr. Johns will be precluded from soliciting CSG employees for employment outside of CSG and competing against CSG for a period of one year from the effective date of his termination of employment with CSG.

A copy of the Agreement with Mr. Johns is attached hereto as Exhibit 10.54 and hereby incorporated by reference.

CSG and Mr. Johns entered into an Indemnification Agreement.  Under the terms of the indemnification agreement, CSG would indemnify Mr. Johns to the fullest extent permitted by law against all expenses incurred if he were to become party to civil, criminal, administrative, investigative, or other actions related to his services as an executive officer of CSG.  The copy of CSG’s standard indemnification agreement has been previously filed with the SEC.

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective May 17, 2018, CSG’s Board of Directors appointed Rolland B. Johns, 48, CSG’s current Chief Accounting Officer, Executive Vice President and Chief Financial Officer.  The text set forth in Item 1.01 regarding Mr. Johns’ employment agreement is incorporated into this section by reference.

Mr. Johns joined CSG in 2013 as Chief Accounting Officer.  Prior to joining CSG, Mr. Johns served as a partner at KPMG LLP, providing professional services to public and private sector clients.  Mr. Johns is a member of the AICPA and the Nebraska Society of Certified Public Accountants and holds a Bachelor of Accounting from the University of San Diego.

Mr. Johns does not have any family relationships with any executive officer or director of CSG or its affiliates.  He is not a party to any transaction requiring disclosure under Item 404(a) of Regulation S-K.

A copy of the press release announcing Mr. Johns’ appointment, dated May 21, 2018, is attached to this Form 8-K as Exhibit 99.1 and hereby incorporated by reference.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Description
10.54	Employment Agreement with Rolland B. Johns
99.1	Press release of CSG Systems International, Inc. dated May 21, 2018

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:  May 21, 2018

CSG SYSTEMS INTERNATIONAL, INC.

By:	/s/ Rolland B. Johns
Rolland B. Johns,
Chief Financial Officer and Chief Accounting Officer

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